Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

Aaron Reyes

Sunstone Hotel Investors, Inc.

(949) 382-3018

SUNSTONE HOTEL INVESTORS COMPLETES $500 MILLION CREDIT FACILITY AMENDMENT

IRVINE, CA – October 18, 2018 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO) announced today that it has completed an amendment of its unsecured credit facility (the "Amended Facility").  As part of the Amended Facility, the Company's total available capacity increases from $400 million to $500 million. Pricing on the Amended Facility is determined pursuant to a leverage-based pricing grid which ranges from 140 to 225 basis points over LIBOR and reflects a reduction of approximately 5 to 15 basis points over the prior agreement.  The Amended Facility has an initial term which expires in April 2023, with an option to extend for up to one additional year subject to the satisfaction of certain customary conditions. The Amended Facility also includes an accordion option which allows the Company to request additional lender commitments for up to a total capacity of $800 million. Sunstone currently has no outstanding balance on the Amended Facility.

In addition, as part of the Amended Facility, Sunstone also completed the repricing of two unsecured term loans totaling $185 million which resulted in a 45 basis point reduction in the annual interest expense for the loans.

"We are pleased to announce the amendment of our credit facility that further enhances our balance sheet flexibility and debt capacity," commented Bryan Giglia, Chief Financial Officer. "We appreciate the overwhelming support from our lender relationships, as their increased commitments to the Amended Facility further demonstrate their confidence in our balance sheet and corporate strategy."

The Company's $500 million unsecured credit facility is led jointly by Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, JPMorgan Chase Bank, N.A., PNC Capital Markets LLC and U.S. Bank National Association. Wells Fargo Bank, National Association serves as the Administrative Agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A. serve as the Syndication Agents, and Citibank, N.A., PNC Bank, National Association and U.S. Bank National Association serve as the Documentation Agents.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a real estate investment trust (“REIT”) that invests in Long-Term Relevant Real Estate within the hospitality sector.  Sunstone’s hotels are primarily in the urban and resort upper upscale segment and are predominantly operated under nationally recognized brands such as Marriott, Hilton and Hyatt. For further information, please visit Sunstone’s website at www.sunstonehotels.com.